Exhibit 2.1

AMENDED AND RESTATED EXCHANGE AGREEMENT

AMENDED AND RESTATED EXCHANGE AGREEMENT (this “Agreement”), dated this ___ day of __________, 2017 [the closing date of the Exchange], between Sachem Capital Partners, LLC, a Connecticut limited liability company (the “SCP”) and Sachem Capital Corp, a New York corporation (“SCC”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Schedule I, attached hereto.

WITNESSETH:

WHEREAS, in connection with an initial public offering (the “IPO”) of its common shares, par value $0.001 per share (the “Common Shares”), by SCC, SCP has agreed to transfer, convey, assign, transfer and sell all of its assets including, but not limited to, Mortgage Loans, all Mortgage Loan Documents and other related Mortgage Loan Assets, and all Related Assets (collectively, the “SCP Assets”), subject to all of SCP’s liabilities (collectively, the “SCP Liabilities”), to SCC and SCC has agreed to accept, acquire and purchase all of the SCP Assets and assume all of the SCP Liabilities in exchange for 6,283,237 Common Shares(the “Shares”); and

WHEREAS, SCP intends to distribute the Shares to its members, pro rata in accordance to their capital account balances as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           The Exchange.

(a)          SCP hereby agrees that on the Closing Date (as defined below), it will sell, convey, assign and transfer the SCP Assets to SCC and SCC hereby agrees to (a) accept, acquire and purchase all of the SCP Assets and assume, pay and discharge all of the SCP Liabilities and (b) issue the Shares to SCP in exchange and as consideration for all of the SCP Assets (the foregoing transaction being herein referred to as the “Exchange”). SCC acknowledges and agrees that following the Exchange, SCP will distribute the Shares to its members (the “SCP Members”), rounded-down to the nearest whole number of Common Shares, pro rata in accordance with the respective capital account balances of the SCP Members as of the close of business on the date immediately prior to the date of such distribution. SCP hereby acknowledges and agrees that the Shares shall not be registered but shall constitute “restricted shares” as defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall also execute and deliver a lock-up agreement, substantially in the form annexed hereto as Exhibit A (the “Lock-Up Agreement”) with respect to the Shares.

(b)          Except as specifically provided in this Agreement, the sale and purchase of Mortgage Loans under this Agreement shall be without recourse to SCP.

(c)          In connection with the purchase of Mortgage Loans hereunder, SCP shall deliver to SCC the Mortgage Loan Files on or prior to the Closing Date.

(d)          In connection with the transfers contemplated by this Agreement, SCP hereby grants to SCC an irrevocable, non–exclusive license to use, without royalty or payment of any kind, all software used by SCP to account for the Mortgage Loans, to the extent necessary to administer the Mortgage Loans, whether such software is owned by SCP or is owned by others and used by SCP under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein to be effective or for SCP to assign such licenses to SCC or any such successor servicer, SCP hereby agrees that upon the request of SCC or such successor servicer, SCP will use its best efforts to obtain the consent of such third–party licensor. SCP (i) shall take such action requested by SCC from time to time hereafter, that may be necessary or appropriate to ensure that SCC has an enforceable security interest in the Mortgage Loans purchased by SCC as contemplated by this Agreement, and (ii) shall use its best efforts to ensure that SCC has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Mortgage Loans.

(e)          In connection with the purchase by SCC of the Mortgage Loans as contemplated by this Agreement, SCP further agrees that it will, at its own expense, indicate clearly and unambiguously in its computer files on or prior to the Closing Date, and, to the extent required under generally accepted accounting principles as applied in the United States (“GAAP”) in the footnotes to its financial statements, that such Mortgage Loans have been purchased by SCC in accordance with this Agreement.

(g)          SCP further agrees to deliver to SCC on or before the Closing Date a true, complete and correct list of all Mortgage Loans to be sold or otherwise conveyed hereunder on such Closing Date, identified by Mortgagor Customer name, account number and outstanding loan balance as of the Closing Date. Such list shall be automatically incorporated into and made a part of this Agreement as such.

(h)          It is the intention of the parties hereto that the conveyance of all right, title and interest of SCP in and to any Mortgage Loan to SCC as provided in this Section 1 shall constitute an absolute transfer conveying good title, free and clear of any Encumbrance and that the Mortgage Loan shall not be part of the bankruptcy estate of SCP in the event of a bankruptcy event with respect to SCP. Furthermore, it is not intended that such conveyance be deemed a pledge of the Mortgage Loans, the related Mortgage Loan Assets and the Related Assets to SCC secure a debt or other obligation of SCP. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 1 is determined to be a transfer for security, then this Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC and SCP hereby grants to SCC a “security interest” within the meaning of Article 9 of the UCC in all of its right, title and interest in, to and under the Mortgage Loans, the related Mortgage Loan Assets and the Related Assets, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate amounts outstanding under the Mortgage Loans together with all of the other obligations of SCP hereunder. SCC shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

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1.2        Liabilities. SCC shall assume or be obligated to pay, perform or otherwise discharge any liabilities of SCP arising prior to the Closing Date with respect to a Mortgage Loan, and have any other obligation or liability to any Mortgagor Customer (including any obligation to perform any of the obligations of SCP (including any obligation with respect to any other related agreements) arising prior to the Closing Date).

1.3         Title to SCP Assets. Upon the issuance of the Shares to SCP, title to the SCP Assets shall rest in SCC, whether or not the conditions precedent to the Exchange and the other covenants and agreements contained herein were in fact satisfied; provided that SCC shall not be deemed to have waived any claim it may have under this Agreement for the failure by SCP in fact to satisfy any such condition precedent, covenant or agreement.

2.           SCP’s Representations and Warranties. SCP hereby represents and warrants to SCC, which representations and warrants are and shall be true, complete and correct as of the date hereof and as of the Closing Date, as follows:

a.           Authority, Approval and Enforceability.

(i)	SCP has the full power and authority and legal capacity to execute and deliver this Agreement and to consummate the Exchange and this Agreement and all agreements, instruments and documents executed and delivered or to be executed and delivered by SCP in connection with the Exchange (collectively, the “Collateral Agreements”) has been duly executed and delivered by SCP.

(ii)	SCP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite power and legal capacity to execute and deliver this Agreement and each Collateral Agreement, to consummate the Exchange, and to perform its obligations hereunder and thereunder and the execution and delivery of this Agreement and the Collateral Agreements and the performance of its obligations hereunder and thereunder have been duly and validly authorized and approved by all action necessary on behalf of SCP.

(iii)	This Agreement and each Collateral Agreement to which SCP is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of SCP, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

b.           Ownership of Assets. SCP has good and valid title to the SCP Assets and owns the SCP Assets free and clear of all liens, mortgages, Encumbrances and other security interests, other than a security interest in favor of Bankwell Bank.

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3.           SCC Representations and Warranties. SCC represents and warrants to SCP, which representations and warrants are and shall be true, complete and correct as of the date hereof and as of the Closing Date, as follows:

a.           Corporate Existence and Qualification. SCC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; has the corporate or other power and any required certificates, authorizations or permits issued by any regulatory body to own, manage, lease and hold its properties and to carry on its business as described in the prospectus as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the SCC and its subsidiaries, taken as a whole.

b.           Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by SCC and SCC has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements and to consummate the Exchange, and the execution and delivery of this Agreement and the Collateral Agreements and the performance of its obligations hereunder and thereunder have been duly and validly authorized and approved by all corporate action necessary on behalf of SCC. This Agreement and each Collateral Agreement to which SCC is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of SCC, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

c.           Issuance of the Shares. SCC has full power and authority to issue the Shares. The issuance of the Shares has been duly authorized, and upon the closing of the Exchange, the Shares, when issued, will be legally and validly issued, fully paid and non-assessable, free and clear of all liens; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed and shall be subject to the terms of the Lock-Up Agreement.

d.           Capitalization; Ownership of Shares. The authorized capital stock of SCC consists of 55,000,000 shares of which 50,000,000 are Common Shares and 5,000,000 are preferred shares, par value $.001 per share, of which 2,250,000 Common Shares are currently issued and outstanding and 8,533,237 Common Shares shall be issued and outstanding immediately after the consummation of the Exchange but immediately before the IPO. All outstanding Common Shares are validly issued, fully paid and nonassessable. Except as set forth in the prospectus to be filed by SCC pursuant to Rule 424 promulgated under the Securities Act (the “Final Prospectus”), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of SCC, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of SCC or securities that are convertible into or exchangeable for capital stock or other securities of SCC or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other securities of SCC, any such convertible or exchangeable securities or any such options, warrants or other rights.

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e.           Private Placement. The offer and issuance of the Shares to SCP is being made pursuant to the exemptions from the registration provisions of the Securities Act afforded by Sections 4(a)(2) and 4(a)(5) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Assuming the accuracy of SCP’s representations and warranties set forth in Section 2 hereof, no registration under the Securities Act is required for the offer and issuance of the Shares by SCC to SCP as contemplated hereby. Neither SCC nor any person acting on behalf of SCC has offered or sold any of the Shares by any form of general solicitation or general advertising. Except as otherwise permitted under Rule 501 promulgated under the Securities Act, SCC has offered the Shares only to SCP.

4.           Transfer, Listing and Registration.

a.           Transfers. The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement, to SCC, or to an Affiliate (as defined in Rule 144 under the Securities Act) of SCP, or by will or by the laws of descent or distribution, SCC may require SCP to provide to SCC an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to SCC, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any transferee shall agree in writing to be subject to the obligations of SCP to this Agreement.

b.           Legends. Each of SCP and its transferees, including, but not limited to, its Members agrees to the imprinting, so long as is required by this Section 4(b), of a legend on any certificates evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT AND IS SUBJECT TO RESTRICTIONS AGAINST TRANSFER AS SET FORTH IN THE LOCK-UP AGREEMENT. A COPY OF THIS AGREEMENT IS ON FILE WITH THE ISSUER”

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c.           Certificates. SCC agrees to reissue certificates evidencing the Shares without the legend set forth in Section 4(b) if at such time, prior to making any transfer of any such Shares, such holder thereof shall give written notice to SCC describing the manner and terms of such transfer and removal as SCC may reasonably request. Such transfer and removal will only be effected, (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any resale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for resale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC).

d.           Acknowledgement. SCP agrees, on its behalf on behalf of each of its transferees, that the removal of any restrictive legend from certificates representing Shares as set forth in this Section 4 is predicated upon SCC’s reliance that neither SCP nor any of its transferees will sell any Shares other than pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom and in compliance with the terms of the Lock-up Agreement, if any.

5.           Conditions Precedent to Obligations of SCC. The obligations of SCC are subject to the fulfillment prior to or on the Closing Date of the following conditions any of which may be waived by SCC in writing:

a.           all representations and warranties of SCP contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made on or as of such date; and

b.           all agreements and covenants of SCP to be performed or complied with on or prior to the Closing Date have in all material respects been so performed or complied with.

6.           Conditions Precedent to Obligations of SCP. The obligations of SCP are subject to the fulfillment prior to or on the Closing Date of the following conditions any of which may be waived by the SCP in writing:

a.           all representations and warranties of SCC contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made on or as of such date; and

b.           all obligations, agreements and covenants of SCC to be performed or complied with on or prior to the Closing Date shall have, in all respects been so performed or complied with.

7.           Indemnity.

a.           SCC shall indemnify and hold harmless SCP and, to the extent applicable, SCP’s directors, officers, shareholders, members, managers, and heirs and assigns from and against any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees) and assessments arising out of, resulting from, or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by SCC in this Agreement or in any Collateral Agreement delivered by SCC pursuant hereto.

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b.           SCP shall indemnify and hold harmless SCC and SCC’s directors, officers, shareholders, members, managers, and heirs and assigns from and against any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees) and assessments arising out of, resulting from, or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by SCP in this Agreement or in any Collateral Agreement delivered by SCP pursuant hereto.

8.           Rights of SCC in respect of the Mortgage Loans.

a.            SCP hereby authorizes SCC and/or its designees or assignees to take any and all steps in SCP’s name and on behalf of SCP that SCC and/or its designees or assignees determine are necessary or appropriate to collect all amounts due under any and all Mortgage Loans and to enforce or protect SCC’s rights under this Agreement, including indorsing the name of SCP on checks and other instruments representing collections and proceeds thereof and enforcing such Mortgage Loans.

b.           SCC shall have no obligation to account for, replace, substitute or return any Mortgage Loans to SCP. SCC shall have no obligation to account for or to return collections, or any interest or other finance charge collected pursuant thereto, to SCP.

c.           SCC shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Mortgage Loans and all of SCC’s right, title and interest in, to and under this Agreement, on whatever terms SCC shall determine.

d.           SCC shall have the sole right to retain any gains or profits created by buying, selling or holding the Mortgage Loans and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

9.           Miscellaneous.

a.           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to SCC, to: 23 Laurel Street, Branford, Connecticut 06405, Attention: Jeffrey C. Villano, with a copy to: Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue, 16th Floor, New York, New York 10022, Attention: Joel Goldschmidt, Esq., telecopier: 212-208-6809; email: jgoldschmidt@mzrl.com, (ii) if to SCP to: 23 Laurel Street, Branford, Connecticut 06405, Attention: John L. Villano, with a copy to: Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue, 16th Floor, New York, New York 10022, Attention: Joel Goldschmidt, Esq., telecopier: 212-208-6809; email: jgoldschmidt@mzrl.com,

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b.           Closing. The consummation of the transactions contemplated herein (the “Closing”) shall take place on and at such date, time and place as shall be determined by the Manager (“Closing Date”).

i.            Closing Deliveries by SCP. At the Closing SCP shall deliver to SCC the following:

(A)	A bill of sale in form and substance reasonably satisfactory to SCC;

(B)	A blanket assignment of all contracts and leases to which SCP is a party;

(C)	Any and all documents and other items called for by Sections 1(c) thru 1(h) hereof;

(D)	Deeds to any real property owned by SCP; and

(E)	other title documents necessary to transfer title to any other property owned by SCP including, but not limited to motor vehicles, patents, trademarks, copyrights, etc.

ii.         Closing Deliveries by SCC. At the Closing, SCC shall deliver to SCP the following:

(A)	A certificate for the Shares registered in the name of SCP; and

(B)	A Certificate of Assumption in form and substance reasonably satisfactory to SCC.

c.           Entire Agreement; Assignment. This Agreement and any other documents executed and/or delivered in connection with the transactions described herein represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by SCC and SCP. This Agreement supersedes and replaces all other agreements, whether written or oral, between the parties with respect to the transactions described herein, including, but not limited to, the Exchange Agreement, dated October 27, 2016. Neither SCC nor SCP has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of SCC shall be assigned without prior notice to and the written consent of SCP. Neither SCP nor SCC may assign any or all of its rights and/or obligations hereunder to any person without the prior written consent of the other party; provided, however, SCP may transfer the Shares to its members in connection with the liquidation of SCP.

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d.           Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

e.           Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties hereto and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of SCC or SCP, as the case may be, agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

f.            Equitable Adjustment. The number of Shares to be issued hereunder shall be adjusted to reflect any changes in the terms of the IPO.

g.           Delay in Exercise of Rights. No failure or delay of any party hereto in exercising any right herein shall act as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise of any right hereunder. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement shall remain in full force and effect.

h.           Ordinary Course of Business. Notwithstanding anything to the contrary herein, nothing contained herein shall preclude SCP from, and SCP shall be obligated to, (i) conduct its business in the ordinary course consistent with past practice between the date hereof and the Closing of the transactions contemplated hereby and (ii) pay any and all amounts due and owing to JJV, LLC, a Connecticut limited liability company and the managing member of SCP as set forth in the Final Prospectus.

i.             Tax Treatment. Any federal, state and local income taxes or any Transfer Tax payable with respect to the sale of the Mortgage Loans pursuant to this Agreement shall be payable by SCC.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SACHEM CAPITAL CORP.

By:
Name: John L. Villano
Title:

SACHEM CAPITAL PARTNERS, LLC
BY: JJV, LLC, Manager

By:
Name: Jeffrey C. Villano
Title: Managing Member

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SCHEDULE I

DEFINITIONS AND INTERPRETATIONS

In this Agreement, the following terms have the meanings specified or referred to below and shall be equally applicable to both the singular and plural forms:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and, with respect to any real property included in the Purchased Assets (if any), any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Extraordinary Receipts” means any cash proceeds received by SCP not in the ordinary course of business, including, without limitation, (a) foreign, United States, state or local tax refunds, (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (c) condemnation awards (and payments in lieu thereof), (d) indemnity payments and (e) any adjustment received in connection with any purchase price in respect of an acquisition.

“Governmental Body” means any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Leasehold Interests” means all of SCP’s right, title and interest in and to any real property owned by a Person other than SCP, whether as tenant, lessee, licensee, operator or otherwise.

“Mortgagor Customer” means, with respect to each Mortgage Loan, the obligor on the related Mortgage Note.

“Mortgage Loan” means a mortgage loan provided to a Mortgagor Customer and which mortgage loan includes, without limitation, (a) a Mortgage Note, the related Mortgage and all other Mortgage Loan Documents and (b) all right, title and interest of SCP in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Assets” means, as of the Purchase Date, all of SCP’s right, title and interest in, to and under each of the following items of property, then owned and existing and wherever located:

(a) all Mortgage Loans;

(b) all Mortgage Loan Documents, including without limitation all Mortgage Notes, and all servicing records, servicing agreements and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(c) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder;

(d) all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property;

(e) all interest rate protection agreements, relating to or constituting any and all of the foregoing;

(f) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(g) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

“Mortgage Loan Documents” means, with respect to a Mortgage Loan, the documents comprising the Mortgage Loan File for such Mortgage Loan.

“Mortgage Loan File” means, for any Mortgage Loan, (a) the original Mortgage Note bearing all intervening endorsements, if any, duly endorsed to SCC, (b) the original Mortgage(s) securing each Mortgage Note with evidence of recording thereon or copies certified by the related recording office, (c) the Collateral Assignment, if any, executed in connection with such Mortgage(s), (d) any original stock certificates (accompanied by applicable stock powers), instruments, chattel paper or other collateral securing any Mortgage Loan in which the perfection of SCP’s lien is based upon SCP’s possession thereof, (e) the valuation or appraisal, if any, of the subject Mortgaged Property prepared by a third party valuation or appraisal service, (f) the Related Title Policy, (g) the evidence of liability and property/casualty insurance coverage relating to the Mortgaged Property, and (h) an opinion, if any, of counsel, addressed to SCP (or its predecessor in interest) that the Mortgage Note, the Mortgage(s) and the Mortgage Loans Assignments, if any, are the valid and binding obligations of the parties thereto enforceable in accordance with their terms and have been duly and validly endorsed or assigned to SCP (or its predecessor in interest).

“Mortgage Note” means the original executed promissory note or other evidence of the indebtedness of a Mortgagor Customer with respect to a Mortgage Loan.

“Mortgaged Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Purchase Date” means the Closing Date.

“Receivables” means all of SCP’s accounts, contract rights, instruments (including those evidencing indebtedness owed to SCP by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances (including payment intangibles), and all other forms of obligations owing to SCP arising out of or in connection with a Mortgage Loan sold, transfer, assigned, conveyed or delivered to SCC hereunder, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold, transfer, assigned, conveyed or delivered to SCC hereunder.

“Related Assets” means, with respect to a Mortgage Loan sold, transfer, assigned, conveyed or delivered to SCC hereunder, all of SCP’s right, title and interest in and to the following related to such Mortgage Loan as of the applicable Purchase Date then owned and existing and wherever located: (i) all Receivables; (ii) all general intangibles; (iii) all contract rights, rights of payment which have been earned under a contract right, instruments, investment property, documents, chattel paper, warehouse receipts, deposit accounts, money and securities; (iv) all Mortgage Loan Assets and all payments required thereunder on and after the applicable Purchase Date; (v) all Securities; (vi) all Leasehold Interests; (vii) all commercial tort claims; (viii) any guarantees of and security for the related Mortgagor Customer’s obligations under such Mortgage Loan, including any security deposits thereunder; (ix) all present and future claims, demands and causes of action in respect of the foregoing; (x) all additional amounts due to SCP from such Mortgagor Customer relating to the related Receivables, (xi) if and when obtained by SCP, all real and personal property of third parties in which SCP has been granted a lien or security interest as security for the payment or enforcement of such Receivables, (xii) all supporting obligations that secure payment or performance of any account, chattel paper, document, general intangible, instrument or investment property, (xiii) all Extraordinary Receipts, (xiv) any and all indebtedness owing to SCP and any and all collateral securing such indebtedness; (xv) all of SCP’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by SCP or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (i) through (xiv) hereof; and (xvi) all proceeds of the foregoing of every kind and nature whatsoever, including, without limitation, all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, rights to payment of any and every kind and other forms of obligations and receivables, insurance proceeds (including hazard, flood and credit insurance),security agreements, documents, eminent domain proceeds, condemnation proceeds, tort claim proceeds, instruments and other property that at any time constitute all or part of or are included in the proceeds of the foregoing.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“SCP Liabilities” means any liabilities, claims or obligations, direct or indirect, known or unknown, absolute or contingent.

“Securities” means all marketable securities and investment property owned by SCP, whether now existing or hereafter created, including any held by any intermediary in any “street” name, pursuant to any custody arrangement or otherwise.

“Transfer Tax” means any transfer, documentary, sales, bulk sales, use, registration, value added or other similar tax, including any applicable real estate transfer tax and any real property transfer gains tax.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.